Exhibit 10.2

EXECUTION VERSION

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

dated as of

December 18, 2013

between

MARATHON PETROLEUM COMPANY LP,

as Originator

and

MPC TRADE RECEIVABLES COMPANY LLC,

as Buyer

-i-

TABLE OF CONTENTS

(continued)

-ii-

EXHIBITS AND SCHEDULES

Exhibit I	Definitions

Exhibit II	Form of Subordinated Note
Schedule A-I	List of Documents to be Delivered to Buyer Prior to Initial Purchase
Schedule A-Il	List of Documents to be Delivered to Buyer Prior to Amendment and Restatement
Schedule B	Notice Addresses
Schedule C	Places of Business; Location(s) of Records; FEIN
Schedule D	Lock-Boxes; Collection Accounts; Collection Banks

SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT

THIS SECOND AMENDED AND RESTATED RECEIVABLES SALE AGREEMENT, dated as of December 18, 2013, is by and between MARATHON PETROLEUM COMPANY LP, a Delaware limited partnership (“MPC LP”), as originator (in such capacity, “Originator”) and MPC TRADE RECEIVABLES COMPANY LLC, a Delaware limited liability company (“Buyer”). Unless defined elsewhere herein, capitalized terms used in this Agreement shall have the meanings assigned to such terms in Exhibit I hereto (or, if not defined in Exhibit I hereto, the meaning assigned to such term in the Purchase Agreement).

PRELIMINARY STATEMENTS

WHEREAS, Originator and Buyer are parties to that certain Receivables Sale Agreement dated as of July 1, 2011 (as heretofore amended, restated, supplemented or otherwise modified from time to time, the “Original RSA”).

WHEREAS, Originator and Buyer amended and restated the Original RSA on October 1, 2011 (as heretofore amended, restated, supplemented or otherwise modified from time to time, the “Amended and Restated RSA”).

WHEREAS, subject to the terms and conditions set forth herein, Originator and Buyer have agreed to amend and restate the Amended and Restated RSA in its entirety.

WHEREAS, Originator now owns, and from time to time hereafter will own, Receivables, including, without limitation, Receivables acquired by Originator pursuant to that certain Amended and Restated Receivables Transfer Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Transfer Agreement”) by and between Marathon Petroleum Trading Canada LLC (“Marathon Canada”), as seller, and MPC LP, as buyer. Originator wishes to sell or contribute and assign to Buyer, and Buyer wishes to purchase or receive from Originator, all of Originator’s right, title and interest in and to such Receivables, together with the Related Security and Collections with respect thereto.

WHEREAS, Originator and Buyer intend the transactions contemplated hereby to be true sales or capital contributions of the Receivables from Originator to Buyer, providing Buyer with the full benefits of ownership of the Receivables, and Originator and Buyer do not intend these transactions to be, or for any purpose to be characterized as, loans from Buyer to Originator.

WHEREAS, following each sale or contribution of the Receivables from Originator, Buyer will sell undivided interests therein and in the associated Related Security and Collections pursuant to that certain Receivables Purchase Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) by and among Buyer, as Seller, MPC LP, as initial Servicer, the commercial paper conduits from time to time party thereto as Conduit Purchasers, the entities from time to time party thereto as Committed Purchasers, the financial institutions from time to time party thereto as Managing Agents and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as administrative agent for the Purchasers thereunder or any successor agent appointed pursuant to the terms of the Purchase Agreement (the “Administrative Agent”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMOUNTS AND TERMS OF THE PURCHASES

SECTION 1.1 Purchases of Receivables.

(a) (i) Effective on the date hereof, in consideration for the Purchase Price, in the case of purchases hereunder, and upon the terms and subject to the conditions set forth herein, Originator does hereby sell, assign, transfer, set-over and otherwise convey to Buyer, without recourse (except to the extent expressly provided herein), and Buyer does hereby purchase or receive as a contribution of capital, as applicable, from Originator, all of Originator’s right, title and interest in and to all Receivables existing as of the close of business on the Business Day immediately prior to the date hereof (the “Initial Cutoff Date”) and all Receivables thereafter arising through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. In accordance with the preceding sentence, on the date hereof Originator shall sell or contribute and assign to Buyer, and Buyer shall acquire, all of Originator’s right, title and interest in and to all Receivables existing as of the Initial Cutoff Date together with all Related Security and Collections related thereto, and on each Business Day after the date hereof, Originator shall sell or contribute and assign to Buyer, and Buyer shall acquire, all of Originator’s right, title and interest in and to all Receivables arising on the date hereof and arising on each date thereafter through and including the Termination Date, together with all Related Security relating thereto and all Collections thereof. Buyer shall be obligated to pay the Purchase Price for the Receivables purchased hereunder in accordance with Section 1.2. In connection with the payment of the Purchase Price for any Receivables purchased hereunder, Buyer may request that Originator deliver, and Originator shall deliver, such information, reports or documents as Buyer (or its assigns) may reasonably request relating to the Receivables, Related Security or Collections in order to protect or more fully evidence or describe the interests of Buyer (or its assigns) as contemplated by this Agreement.

(ii) Buyer and Originator agrees that the title of the Lock-Boxes and Collection Accounts may include the name of Marathon Petroleum Company LP as Servicer on the books and records of the account bank; provided, that Originator acknowledges and agrees that Buyer owns all right, title and interest in and to such Lock-Boxes and Collection Accounts notwithstanding such titling.

(b) It is the intention of the parties hereto that each sale or contribution of Receivables made hereunder shall constitute a “sale of accounts” (as such term is used in Article 9 of the UCC), which sale or contribution is absolute and irrevocable and provides Buyer with the full benefits of ownership of the Receivables. Except for the Purchase Price Credits owed by Originator pursuant to Section 1.3, the sales and contributions of Receivables hereunder are made without recourse to Originator; provided, however, that (i) Originator shall be liable to Buyer for all representations, warranties, covenants and indemnities made by Originator pursuant to the terms of the Transaction Documents to which Originator is a party, and (ii) such sale or contribution does not constitute and is not intended to result in an assumption by Buyer or any assignee thereof of any obligation of Originator or any other Person arising in connection with the Receivables, the related Contracts and/or other Related Security or any other obligations of Originator. In view of the intention of the parties hereto that the Purchases of Receivables made hereunder shall constitute sales or capital contributions of such Receivables rather than loans secured thereby, Originator agrees that it will, on or prior to the date hereof, mark its master data processing records relating to the Receivables with a legend in accordance with Section 4.1(e)(ii) and comply with Section 4.1(k). Upon the request of Buyer or the Administrative Agent (as Buyer’s assignee), Originator shall execute and/or file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate to perfect and maintain the perfection of Buyer’s ownership interest in the Receivables and the Related Security and Collections with respect thereto, or as Buyer or the Administrative Agent (as Buyer’s assignee) may reasonably request.

(c) As to Receivables in existence on the Initial Cutoff Date, the terms of this Agreement shall apply thereto as if such Receivables were sold or contributed hereunder on the date hereof.

SECTION 1.2 Payment for the Purchases.

(a) The Purchase Price for the purchase of Receivables in existence on the Initial Cutoff Date shall be payable in full by Buyer to Originator on the date hereof, and shall be paid to Originator in the manner provided in the following paragraphs (b), (c) and (d). Each Receivable coming into existence after the Initial Cutoff Date, shall be sold or contributed to the Buyer on the Business Day occurring immediately after the day such Receivable is originated and the Purchase Price for such Receivable shall be due and owing in full by Buyer to Originator or its designee on such Business Day (except that Buyer may, with respect to any such Purchase Price, offset against such Purchase Price any amounts owed by Originator to Buyer hereunder and which have become due but remain unpaid) and shall be paid to Originator in the manner provided in the following paragraphs (b), (c) and (d).

(b) With respect to any Receivables sold or contributed by Originator hereunder, on the date of such Purchase, Buyer shall pay the Purchase Price therefor to Originator in accordance with Section 1.2(d) and in the following manner:

(i) first, (x) by delivery of immediately available funds and/or (y) at the request of Originator, by causing the issuance of a Letter of Credit in accordance with Section 1.2(g) hereof, in each case, to the extent of funds or letters of credit available to Buyer from its subsequent sale of an interest in the Receivables to the Administrative Agent for the benefit of the Purchasers under the Purchase Agreement or other cash on hand; and

(ii) second, (A) by accepting (x) a contribution to its capital in an amount equal to the remaining unpaid balance of such Purchase Price or (y) the proceeds of a Subordinated Loan in an amount not to exceed the lesser of (1) the remaining unpaid portion of such Purchase Price, and (2) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount or (B) a combination of (A)(x) and (A)(y), in relative amounts to be determined by Servicer.

Originator is hereby authorized by Buyer to endorse on the schedule attached to the Subordinated Note an appropriate notation evidencing the date and amount of each advance thereunder, as well as the date of each payment with respect thereto, provided that the failure to make such notation shall not affect any obligation of Buyer thereunder.

(c) From and after the Termination Date, Originator shall not be obligated to (but may, at its option) (i) sell Receivables to Buyer, or (ii) contribute Receivables to Buyer’s capital pursuant to the clause (ii) of Section 1.2(b) unless Originator reasonably determines that the Purchase Price therefor will be satisfied with funds available to Buyer from sales of interests in the Receivables pursuant to the Purchase Agreement, Collections, proceeds of Subordinated Loans, other cash on hand or otherwise.

(d) Although the Purchase Price for each Receivable coming into existence after the Initial Cutoff Date shall be due and payable in full by Buyer to Originator on the date such Receivable is purchased, settlement of the Purchase Price between Buyer and Originator shall be effected on a monthly basis no later than each Settlement Date with respect to all Receivables sold or contributed during the Calculation Period most recently ended prior to such Settlement Date and based on the information contained in the Monthly Report delivered by the Servicer pursuant to Article VIII of the Purchase Agreement for such Calculation Period. Although settlement shall be effected on a monthly basis, any contribution of capital by Originator to Buyer made pursuant to Section 1.2(b) or increases (or decreases) in the amount owing under the Subordinated Note shall be deemed to have occurred and shall be effective as of the last Business Day of the Calculation Period to which such settlement relates.

(e) Each contribution of a Receivable by Originator to Buyer shall be deemed to be a Purchase of such Receivable by the Buyer for all purposes of this Agreement and the capital account of Originator shall be increased in an amount equal to the Purchase Price of such Receivable (to the extent paid as a capital contribution under clause (ii) of Section 1.2(b)). The Buyer hereby acknowledges that Originator shall have no obligation to make further capital contributions to the Buyer, in respect of Originator’s equity interest in the Buyer or otherwise, in order to provide funds to pay the Purchase Price to Originator under this Agreement or for any other reason.

(f) At all times prior to the Termination Date, notwithstanding any delay in the making of any payment of the Purchase Price in respect of any Purchase, all right, title and interest of Originator in and to each Receivable shall be sold or contributed, as applicable, assigned and otherwise transferred to Buyer effective immediately and automatically upon the creation of such Receivable, without any further action of any type or kind being required on the part of any Person. The monthly settlement contemplated in this Section 1.2 has been devised solely for the administrative convenience of the parties hereto. Buyer and Originator may at any time, as may agreed between themselves, elect to effect settlement on a more (but not less) frequent basis.

(g) In connection with any Purchase hereunder, Originator may request that all or a portion of the Purchase Price be paid by Buyer by causing an L/C Issuer to issue a Letter of Credit, subject to the terms and conditions (including any limitations therein on the amount of any such issuance) for issuing Letters of Credit under the Purchase Agreement, in favor of beneficiaries selected by Originator in the Stated Amount requested by Originator and naming Originator (or an Affiliate thereof as may be designated by Originator in writing delivered to Buyer prior to the issuance thereof) as account party. Neither Originator nor any Affiliate of Originator which is an account party for a Letter of Credit shall have any reimbursement obligations in respect of any Letter of Credit. In the event Originator requests that any Purchase be paid for by the issuance of a Letter of Credit as described herein, Originator shall, and shall cause the Affiliate of Originator which is an account party for such Letter of Credit, if applicable, to, on a timely basis, (i) provide Buyer with such information as is necessary for Buyer to obtain such Letter of Credit from the applicable L/C Issuer and (ii) execute such documentation, including, without limitation, the applicable Letter of Credit Application, as the L/C Issuer of such Letter of Credit may request or require.

SECTION 1.3 Purchase Price Credit Adjustments. If, on any day, Originator is deemed to have received an Originator Deemed Collection with respect to any Receivable sold or contributed by it to the Buyer hereunder, then, in such event, Buyer shall be entitled to a credit (each, a “Purchase Price Credit”) against the Purchase Price otherwise payable to Originator hereunder in an amount equal to such Originator Deemed Collections. Subject to Section 1.2(d), if such Purchase Price Credit exceeds the Purchase Price for the Receivables sold or contributed by Originator on any such day, then (a) first, Originator shall apply any remaining amount of such Purchase Price Credit against any subsequent Purchase Price or Purchase Prices otherwise payable to Originator hereunder in the five (5) Business Day period thereafter, (b) second, to the extent that any Purchase Price Credit is remaining after the application described in clause (a), so long as the Termination Date shall not have occurred, Originator shall, at the end of such five (5) Business Day period deduct the remaining amount of such Purchase Price Credit from any indebtedness owed to it under the Subordinated Note and (c) third, to the extent that any Purchase Price Credit is remaining after the application described in clauses (a) and (b), then Originator shall, at the end of such five (5) Business Day period, pay the remaining amount of such Purchase Price Credit in cash.

SECTION 1.4 Payments and Computations, Etc. All amounts to be paid or deposited by Buyer to Originator hereunder shall be paid or deposited in accordance with the terms hereof on the day when due in immediately available funds to the account designated from time to time, or as otherwise directed, by Originator. In the event that any payment owed by any Person hereunder becomes due on a day that is not a Business Day, then such payment shall be made on the next succeeding Business Day. If any Person fails to pay any amount hereunder when due, such Person agrees to pay, on demand, the Default Fee in respect thereof until paid in full; provided, however, that such Default Fee shall not at any time exceed the maximum rate permitted by applicable law. All computations of interest payable hereunder shall be made on the basis of a year of 365 days for the actual number of days (including the first but excluding the last day) elapsed.

SECTION 1.5 Transfer of Records.

(a) In connection with the Purchases of Receivables hereunder, Originator hereby sells or contributes, as applicable, transfers, assigns and otherwise conveys to Buyer all of Originator’s right and title to and interest in the Records relating to all Receivables sold or contributed by it hereunder, without the need for any further documentation in connection with the Purchases. In connection with such transfer, Originator hereby grants to each of Buyer, the Administrative Agent (as Buyer’s assignee) and the Servicer an irrevocable, non-exclusive license to use, without royalty or payment of any kind, all software used by Originator to account for the Receivables, to the extent necessary to administer the Receivables, whether such software is owned by Originator or is owned by others and used by Originator under license agreements with respect thereto, provided, that should the consent of any licensor of such software be required for the grant of the license described herein, to be effective, Originator hereby agrees that upon the request of Buyer (or Buyer’s assignee), Originator will use its reasonable efforts to obtain the consent of such third-party licensor. The license granted hereby shall be irrevocable until the payment in full in cash of the Aggregate Unpaids, and shall terminate on the Final Payout Date.

(b) Originator (i) shall take such action reasonably requested by Buyer and/or the Administrative Agent (as Buyer’s assignee), from time to time hereafter, that may be necessary or appropriate to ensure that Buyer and its assigns under the Purchase Agreement have an enforceable ownership and/or security interest in the Records relating to the Receivables purchased hereunder, and (ii) shall use its reasonable efforts to ensure that Buyer, the Administrative Agent (as Buyer’s assignee) and the Servicer each has an enforceable right (whether by license or sublicense or otherwise) to use all of the computer software used by Originator to account for the Receivables and/or to recreate such Records.

SECTION 1.6 Characterization.

(a) If, notwithstanding the intention of the parties expressed in Section 1.1(b), any sale or capital contribution by Originator to Buyer of Receivables hereunder shall be characterized as a secured loan and not a sale or capital contribution or such sale or capital contribution shall for any reason be ineffective or unenforceable (any of the foregoing being a “Recharacterization”), then this Agreement shall be deemed to constitute a security agreement under the UCC and other applicable law. For this purpose and without being in derogation of the parties’ intention that each sale or capital contribution of Receivables hereunder shall constitute a true sale or capital contribution thereof, as applicable, Originator hereby grants to Buyer a valid security interest in all of Originator’s right, title and interest, whether now owned or hereafter acquired, in, to and under all Receivables now existing and hereafter arising (including, without limitation, all Receivables sold hereunder after the Termination Date), all Collections, all Related Security with respect thereto, each Lock-Box and Collection Account and all other rights and payments relating to such Receivables and all proceeds of the foregoing, and all other assets in which Buyer has acquired, may hereafter acquire and/or purports pursuant to the terms and provisions of this Agreement to have acquired an interest under this Agreement to secure all payment and performance obligations of Originator hereunder (including (a) the obligation to remit all Collections with respect to such Receivables to Buyer and (b) the obligation to transfer such Receivables to Buyer with a value at least equal to the Purchase Price thereof) which security interest shall be prior to all other Adverse Claims thereto. Buyer and its assigns shall have, in addition to the rights and remedies which they may have under this Agreement, all other rights and remedies provided to a secured creditor under the UCC and other applicable law, which rights and remedies shall be cumulative. In the case of any Recharacterization, Originator and Buyer each represent and warrant that each remittance of Collections and other property by Originator to Buyer hereunder shall have been (i) in payment of a debt incurred by Originator in the ordinary course of business or financial affairs of Originator and Buyer and (ii) made in the ordinary course of business or financial affairs of Originator and Buyer.

(b) Originator hereby authorizes Buyer (and any of its assigns), within the meaning of Section 9-509 of any applicable enactment of the UCC, as secured party, to file the UCC financing statements contemplated hereby.

(c) Originator acknowledges (i) that Buyer, pursuant to the Purchase Agreement, shall assign as collateral security to the Administrative Agent, for the benefit of the Purchasers under the Purchase Agreement, all of its rights, remedies, powers and privileges (but none of its obligations) hereunder and (ii) that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originator agrees that the Administrative Agent, as the collateral assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and Originator agrees to cooperate fully with the Administrative Agent and the Purchasers in the exercise of such rights and remedies. Originator further agrees to give to the Administrative Agent copies of all notices it is required to give to Buyer hereunder.

SECTION 1.7 Certain Reconveyances.

The parties hereby acknowledge that certain Receivables may, from time to time, be subject to some form of third-party protection (including but not limited to insurance, surety bonds and guarantees) with respect to the credit of the underlying Obligor. The Originator shall provide the Buyer and its assigns written notice of any claim pending with respect to any credit protection on any Receivable and shall notify the Buyer and its assigns of its request for release of such Receivable from the interests of the Administrative Agent (on behalf of the Purchasers) under the Purchase Agreement. The Buyer and its assigns shall be deemed to have automatically sold and assigned any such Receivable to the Buyer and the Buyer and its assigns shall be deemed to have released its security interest in such Receivable upon the payment by the Buyer of the Outstanding Balance of such Receivable (whether by, as identified by the Originator, a Deemed Collection or Collections in the form of proceeds from the related credit protection). The Buyer and its assigns shall at the expense of the Originator take any other actions reasonably requested by the Originator to evidence the sale, assignment and release of any Receivable as contemplated in this Section 1.7.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 Representations and Warranties of Originator. Originator hereby represents and warrants to Buyer on the date hereof, and on the date of each Purchase hereunder that:

(a) Corporate Existence and Power. Originator is a limited partnership, duly organized, validly existing, organized solely and in good standing under the laws of the State of Delaware. Originator is duly qualified to do business and is in good standing as a foreign limited partnership, and has and holds all limited partnership power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except where the failure to so qualify or be in good standing or the failure to so have or hold would not reasonably be expected to have a Material Adverse Effect. Originator constitutes a “registered organization” (within the meaning of Section 9-102(a) of the UCC) of its state of organization.

(b) Power and Authority; Due Authorization, Execution and Delivery. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder and Originator’s use of the proceeds of the Purchases made hereunder are within its limited partnership powers and authority, and have been duly authorized by all necessary limited partnership action on its part. This Agreement and each other Transaction Document to which Originator is a party has been duly executed and delivered by Originator.

(c) No Conflict. The execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party, and the performance of its obligations hereunder and thereunder (i) do not contravene or violate (A) its certificate of limited partnership, partnership agreement or other organizational documents, (B) any law, rule or regulation applicable to it, (C) any restrictions under any agreement, contract or instrument to which it is a party or by which it or any of its property is bound, or (D) any order, writ, judgment, award, injunction or decree binding on or affecting it or its property, except, in the case of clauses (B), (C) and (D), where such contravention or violation would not reasonably be expected to have a Material Adverse Effect, and (ii) do not result in the creation or imposition of any Adverse Claim on assets of Originator or its Subsidiaries (except as created hereunder or under the Purchase Agreement); and no transaction contemplated hereby requires compliance with any bulk sales act or similar law.

(d) Governmental Authorization. Other than (i) the filing of the financing statements required hereunder and under the Purchase Agreement and (ii) such authorizations, approvals, notices, filings or other actions as have been obtained, made or taken prior to the date hereof, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution and delivery by Originator of this Agreement and each other Transaction Document to which it is a party and the performance of its obligations hereunder and thereunder.

(e) Actions, Suits. There are no actions, suits or proceedings pending, or to the knowledge of any officer of Originator, threatened, against or affecting Originator, or any of its properties, in or before any court, arbitrator or other body, as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Originator is not in default with respect to any order of any Governmental Authority which default would not reasonably be expected to have a Material Adverse Effect.

(f) Binding Effect. This Agreement and each other Transaction Document to which Originator is a party constitute the legal, valid and binding obligations of Originator enforceable against Originator in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(g) Accuracy of Information. No written reports, financial statements, certificates or other written information (collectively, the “Information”) furnished by or on behalf of Originator to the Buyer, the Administrative Agent, any Managing Agent or any Purchaser in connection with the negotiation of this Agreement, any other Transaction Document, any transaction contemplated hereby or thereby or otherwise delivered hereunder or thereunder (as modified or supplemented by other Information so furnished) contained, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date) any material misstatement of fact or omitted to state, as of the date such Information was furnished (or, if such Information expressly related to a specific date, as of such specific date), any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, Originator represents only that such information was prepared in good faith based upon assumptions believed by it to be reasonable at the time.

(h) Use of Proceeds. No proceeds of any Purchases hereunder will be used (i) to purchase or carry “margin stock” as defined in Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time or in a manner that violates any such regulation or (ii) to acquire any security in any transaction which is subject to Sections 12, 13 or 14 of the Exchange Act.

(i) Good Title. Immediately prior to each Purchase hereunder, Originator will be the legal and beneficial owner of the Receivables to be sold or contributed by it to Buyer under this Agreement and the Related Security with respect thereto, in each case, free and clear of any Adverse Claim, except for (a) any Adverse Claim created under this Agreement, under the Purchase Agreement or under the Transfer Agreement and (b) Permitted Liens. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s interest in each Receivable and, to the extent that a security interest therein may be perfected by the filing of such financing statements, its Collections and the Related Security.

(j) Perfection. This Agreement, together with the filing of the financing statements contemplated hereby, is effective to, and shall, upon each Purchase hereunder, transfer to Buyer (and Buyer shall acquire from Originator) legal and equitable title to, with the right to sell and encumber, each Receivable existing and hereafter arising, and to the Related Security and the Collections with respect thereto, in each case, free and clear of any Adverse Claim, except for (a) any Adverse Claim created under this Agreement, the Purchase Agreement or the Transfer Agreement and (b) Permitted Liens. There have been duly filed all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s ownership interest in the Receivables, the Related Security and the Collections. Originator has not, within a period of one year prior to the date hereof, (i) changed the location of its principal place of business or chief executive office or, except as set forth on Schedule C hereto, its organizational structure, (ii) except as set forth on Schedule C hereto, changed its legal name or used any corporate names, trade names or assumed names other than the name in which it has executed this Agreement, (iii) changed its “location” (within the meaning of Section 9-307 of the UCC as in effect in all applicable jurisdictions) or its jurisdiction of organization, or (iv) become a “new debtor” (as defined in Section 9-102(a)(56) of the UCC as in effect in all applicable jurisdictions) with respect to a currently effective security agreement previously entered into by any other Person.

(k) Places of Business and Location of Records. The principal places of business and chief executive officer of Originator and the offices where it keeps all of its Records are located at the address(es) listed on Schedule C or such other locations of which Buyer has been notified in accordance with Section 4.2(a). Originator’s Federal Employer Identification Number is correctly set forth on Schedule C.

(l) Collections. The names and addresses of all Collection Banks, together with the account numbers of the Collection Accounts at each Collection Bank and the post office box number of each Lock-Box, are listed on Schedule D (as such Schedule D may be amended or supplemented from time to time by Originator by delivery of a new Schedule D to Buyer and the Administrative Agent). ). Originator has not granted any Person, other than Buyer (and its assigns) as contemplated by this Agreement, dominion or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of, or the right to give instructions with respect to the disposition of funds, without the consent of any other Person, with respect to any Lock-Box or Collection Account, or the right to take dominion or “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) of any such Lock-Box or Collection Account at a future time or upon the occurrence of a future event. Originator has taken all steps necessary to ensure that the Administrative Agent (as Buyer’s assignee) has “control” (within the meaning of Section 9-104 of the UCC as in effect of all applicable jurisdictions) of or the right to give instructions with respect to the disposition of funds without the consent of any other Person with respect to any such Lock-Box or Collection Accounts at a future time or upon the occurrence of a future event. The Administrative Agent has a valid and perfected first priority security interest in each Lock-Box and Collection Account. Originator has the ability to identify all amounts that are received in any Lock-Box of Originator or deposited to any Collection Account of Originator as constituting Collections or nonCollections within one (1) Business Day of receipt or deposit. Except for amounts deposited in any Collection Account in error (which shall be electronically swept or otherwise transferred out of such Collection Account within one (1) Business Day of being identified as such in accordance with Section 4.1(i)), no funds other than the proceeds of Receivables are deposited to any Collection Account.

(m) Material Adverse Effect. (i) Originator has heretofore furnished to the Administrative Agent and the Managing Agents Marathon’s consolidated or combined balance sheet and consolidated or combined statements of income, comprehensive income, stockholders equity and cash flows (A) as of and for the fiscal year ended December 31, 2012, reported on by PricewaterhouseCoopers LLP, independent registered public accounting firm, and (B) as of and for the fiscal quarter and the portion of the fiscal year most recently ended prior to the date hereof for which quarterly financial statements of Marathon are available, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Marathon and its consolidated Subsidiaries as of such dates and for such periods on a consolidated basis in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (B) above.

(ii) Since December 31, 2012, no event, condition or other circumstance in respect of Originator has occurred or exists that would have a Material Adverse Effect.

(n) [Reserved].

(o) Ownership of Buyer. Originator directly owns 100% of the issued and outstanding equity interests of the Buyer, free and clear of any Adverse Claim, other than Permitted Liens. Such equity interests are validly issued, fully paid and nonassessable, and there are no options, warrants or other rights to acquire equity interests of the Buyer.

(p) Not an Investment Company. Originator is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or any successor statute.

(q) Compliance with Law. Originator has complied in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Each Receivable, together with the Contract related thereto, does not contravene any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy), and no part of such Contract is in violation of any such law, rule or regulation, except where such contravention or violation would not reasonably be expected to have a Material Adverse Effect.

(r) Compliance with Credit and Collection Policy. Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable and the related Contract, and has not made any material change in or material amendment to such Credit and Collection Policy, except such change or amendment as to which Buyer (and the Administrative Agent pursuant to the terms of the Purchase Agreement) has been notified and any necessary consents have been obtained in accordance with Section 4.1(a)(vii).

(s) Payments to Originator. With respect to each Receivable transferred to MPC LP under the Transfer Agreement or to Buyer hereunder, the purchase price paid therefor constitutes reasonably equivalent value in consideration therefor and no such transfer was made for or on account of an antecedent debt. No transfer by Marathon Canada of any Receivable under the Transfer Agreement or by Originator of any Receivable hereunder is or may be voidable as a fraudulent transfer under Section 547 of the Federal Bankruptcy Code or a voidable preference under Section 548 of the Federal Bankruptcy Code.

(t) Enforceability of Contracts. Each Contract with respect to each Receivable is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the Outstanding Balance of the Receivable created thereunder and any accrued interest thereon, enforceable against the Obligor in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(u) Eligible Receivables. Each Receivable included in the Net Receivables Balance as an Eligible Receivables on the date of its Purchase hereunder was an Eligible Receivable on such date.

(v) Accounting. Originator treats the transactions contemplated by this Agreement as sales and/or capital contributions for all purposes, including, without limitation, accounting purposes; provided, however, that the consolidated financial statements of Marathon and Buyer are prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers shall be reflected as a financing by Marathon in its consolidated financial statements, and, in respect of financial statements that are prepared on or after the date of this Agreement, (i) Marathon has made appropriate notations in any such consolidated financial statements (or in the accompanying notes) to indicate that Buyer is a separate legal entity from Marathon and to indicate that the assets and credit of Buyer are not available to satisfy the debts and obligations of Marathon and (ii) Originator has listed the assets of Buyer separately on any balance sheet of Originator prepared on a standalone basis.

(w) No Termination Event. No event has occurred and is continuing that constitutes a Termination Event or a Potential Termination Event.

(x) Identification of Receivables. Originator identifies the Receivables sold or contributed (or purported to be sold or contributed) to Buyer hereunder and which are included in the Net Receivables Balance on its books and records (including, without limitation, its master data processing records) as having been sold or contributed, as applicable, to the Buyer.

(y) Solvency. After giving effect to each sale or contribution of Receivables hereunder, Originator (i) is not “insolvent” (as such term is defined in the Federal Bankruptcy Code), (ii) is able to pay its debts as they become due and (iii) does not have unreasonably small capital for the business in which it is engaged or for any business or transaction in which it reasonably expects to engage.

(z) Taxes. Each of Originator and its Subsidiaries has filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes or the filing of Tax returns or reports that are being contested in good faith by appropriate proceedings and for which Originator or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Originator has paid when due any taxes payable by Originator in connection with the Receivables.

(aa) ERISA. No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.

(bb) OFAC. Originator and each of its Subsidiaries is and will be in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any

other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. None of the Originator nor any of its Subsidiaries nor, to the knowledge of the Originator, any director, officer, agent, employee or Affiliate of the Originator or any of its respective Subsidiaries, is currently subject to any U.S. sanctions administered by OFAC that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No part of the proceeds of the sales made hereunder will be used, directly or indirectly, or otherwise made available (A) for any payments to any officer or employee of a Governmental Authority, or any Person controlled by a Governmental Authority, or any political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977 or (B) to any Person for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

ARTICLE III

CONDITIONS OF PURCHASE

SECTION 3.1 Conditions Precedent to Initial Purchase. The parties hereto acknowledge and agree that the initial Purchase hereunder shall occur upon satisfaction of each of the following conditions precedent: (a) Buyer shall have received on or before the date of such Purchase those documents listed on Schedule A-I, (b) all of the conditions to the initial Credit Event under the Purchase Agreement have been satisfied or waived in accordance with the terms thereof and (c) Originator shall have marked its books and records with a legend satisfactory to Buyer (and the Administrative Agent, pursuant to the terms of the Purchase Agreement) identifying Buyer’s ownership interest in the Receivables, Related Security and Collections.

SECTION 3.2 Conditions Precedent to Purchases. Buyer’s obligation to pay for Receivables coming into existence after the Initial Cutoff Date shall be subject to the satisfaction of further conditions precedent that (a) the Administrative Agent, pursuant to the terms of the Purchase Agreement, shall have received all reports as and when due thereunder; and (b) on the date of each Purchase, the following statements shall be true (and acceptance of the proceeds of any payment for such Receivable shall be deemed a representation and warranty by Originator that such statements are then true):

(a) the representations and warranties set forth in Article II shall be true and correct in all material respects (except that the materiality standard in this clause (a) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on the absence of a Material Adverse Effect by its express terms) on and as of the date of such Purchase (unless such representation and warranty refers to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date);

(b) no event has occurred and is continuing, or would result from such Purchase, that constitutes a Termination Event or a Potential Termination Event; and

(c) the Facility Termination Date has not occurred.

Notwithstanding the foregoing conditions precedent, upon payment of the Purchase Price for any Receivable (whether by payment of cash, through proceeds of Subordinated Loans, by offset of amounts owed to Buyer and/or through capital contributions), title to such Receivable and the Related Security and Collections with respect thereto shall vest in Buyer, whether or not the conditions precedent to Buyer’s obligation to pay for such Receivable were in fact satisfied. The failure of Originator to satisfy any of the foregoing conditions precedent, however, shall give rise to a right of Buyer to rescind the related Purchase and direct Originator to pay to Buyer an amount equal to the Purchase Price payment made with respect to any Receivables related thereto.

SECTION 3.3 Conditions Precedent to Amendment and Restatement of Amended and Restated RSA. The effectiveness of the amendment and restatement of the Amended and Restated RSA as set forth in this Agreement is subject to the conditions precedent that Buyer shall have received those documents listed on Schedule A-II.

ARTICLE IV

COVENANTS

SECTION 4.1 Affirmative Covenants of Originator. Until the Final Payout Date, Originator hereby covenants as set forth below:

(a) Financial Reporting. Originator will maintain, or cause to be maintained, for itself and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish or cause to be furnished to Buyer (and its assigns):

(i) Annual Reporting. Within ninety (90) days after the end of each fiscal year of Marathon, its audited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Marathon and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (provided, that the requirements of this Section 4.1 (a)(i) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing Marathon’s Form 10-K for such Fiscal Year with the SEC, and such financial statements shall be deemed to have been delivered to each Managing Agent and the Administrative Agent under this Section 4.1(a)(i) on the date such Form 10-K has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto).

(ii) Quarterly Reporting. Within forty-five (45) days after the end of the first three (3) quarterly periods of each fiscal year of Marathon, its unaudited consolidated balance sheet and related statements of income, comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its financial officers as presenting fairly, in all material respects, the financial condition and results of operations of Marathon and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes (provided, that the requirements of this Section 4.1(a)(ii) with respect to the delivery of financial statements shall be deemed satisfied by publicly filing Marathon’s Form 10-Q for such fiscal quarter with the SEC, and such financial statements shall be deemed to have been delivered to each Managing Agent the Administrative Agent under this Section 4.1(a)(ii) on the date such Form 10-Q has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto).

(iii) [Reserved].

(iv) Shareholders Statements and Reports and SEC Filings. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Marathon with the SEC, or distributed by Marathon to its shareholders generally, as the case may be (provided, that the requirements of this clause (iv) shall be deemed satisfied by publicly filing such documents with the SEC, and such documents shall be deemed to have been delivered to the Administrative Agent under this clause (iv) on the date such documents have been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto).

(v) [Reserved].

(vi) Copies of Notices. Promptly upon its receipt of any notice, request for consent, certification, report or other communication under or pursuant to any Transaction Document from any Person other than the Administrative Agent, any L/C Issuer, any Managing Agent or any other Purchaser, copies of the same.

(vii) Change in Credit and Collection Policy. At least thirty (30) days prior to the effectiveness of any material change in or material amendment to the Credit and Collection Policy, a copy of the Credit and Collection Policy then in effect and a notice (A) indicating such change or amendment, and (B) if such proposed change or amendment would be reasonably likely to adversely affect the collectability of the Receivables generally or any material portion of the Receivables or decrease the credit quality of any newly created Receivables generally or any material portion of the Receivables, requesting Buyer’s consent thereto.

(viii) Other Information. Promptly, from time to time, such other information, documents, Records or reports relating to the Receivables or Originator’s condition or operations, financial or otherwise, as Buyer (or its assigns) may from time to time reasonably request in order to protect the interests of Buyer (and its assigns) under or as contemplated by this Agreement or by the Purchase Agreement.

(b) Notices. Originator will notify Buyer and the Administrative Agent in writing of any of the following promptly upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken with respect thereto:

(i) Termination Events or Potential Termination Events. The occurrence of each Termination Event and each Potential Termination Event, in each case of which any Authorized Officer of Originator obtains knowledge, and a statement of an Authorized Officer of Originator describing the nature of such occurrence and the actions, if any, being taken or to be taken in connection therewith.

(ii) Judgment and Proceedings. (1) The entry of any judgment or decree against Originator or any of its respective Subsidiaries if the aggregate amount of all judgments and decrees then outstanding against Originator and its Subsidiaries exceeds $100,000,000 after deducting (a) the amount with respect to which Originator or any such Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing, and (b) the amount for which Originator or any such Originator is otherwise indemnified, and (2) the institution of any litigation, arbitration proceeding or governmental proceeding against Originator as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(iii) Material Adverse Effect. The occurrence of any event or condition that has had, or would reasonably be expected to have, a Material Adverse Effect.

(iv) Termination Date; Draw on Letter of Credit. The occurrence of the Termination Date hereunder, the “Termination Date” under and as defined in the Transfer Agreement, or any draw on a Letter of Credit.

(v) Defaults Under Other Agreements. The occurrence of an event of default or an event that with the passage of time or giving of notice would give rise to a payment default or acceleration of indebtedness under any other financing arrangement (in respect of an amount in excess of $100,000,000) pursuant to which Originator is a debtor or an obligor.

(vi) Downgrade of Marathon. Any downgrade in the rating of any Indebtedness of Marathon by S&P or by Moody’s, setting forth the Indebtedness affected and the nature of such change.

(vii) Revolving Credit Agreement. Any amendment, restatement, waiver of the occurrence of an “Event of Default” under, or replacement of the Revolving Credit Agreement, together with a copy of the same; provided, that the notice requirements of this Section 4.1(b)(vii) shall be deemed satisfied by publicly filing a special periodic report with the SEC describing such an amendment, restatement, waiver of the occurrence of an “Event of Default” under, or replacement of the Revolving Credit Agreement, and such notice shall be deemed to have been delivered to the Administrative Agent under this Section 4.1(b)(vii) on the date such special periodic report has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto).

(c) Compliance with Laws and Preservation of Existence. Originator will comply in all respects with all applicable laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. Originator will preserve and maintain its limited partnership existence, and its rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited partnership, in each jurisdiction in which such qualification is necessary in view of its business and operations or the ownership of its properties; provided Originator shall not be required to so preserve and maintain such rights, franchises and privileges or to remain so qualified if the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(d) Audits. Originator will furnish to Buyer (or its assigns) from time to time such information with respect to it and the Receivables as Buyer (or its assigns) may reasonably request. Originator will, from time to time during regular business hours as requested by Buyer (or its assigns) upon reasonable notice and subject to any applicable restrictions or limitations on access to any facility or information that is classified or restricted by contract or by law, regulation or governmental guidelines, and at the sole cost of Originator, permit Buyer (or its assigns) or their respective agents or representatives (i) to examine and make copies of and abstracts from all Records in the possession or under the control of Originator relating to the Receivables and the Related Security, including, without limitation, the related Contracts, and (ii) to visit the offices and properties of Originator for the purpose of examining such materials described in clause (i) above, and to discuss matters relating to Originator’s financial condition or the Receivables and the Related Security or any Person’s performance under any of the Transaction Documents or any Person’s performance under the Contracts and, in each case, with any of the officers or employees of Originator having knowledge of such matters; provided, that at all times other than during the continuation of a Termination Event, Originator shall only be required to permit one (1) such visit during any calendar year in the aggregate hereunder and under the Transfer Agreement and the Purchase Agreement and shall only be responsible for the cost of one (1) such visit during any calendar year whether hereunder or under the Transfer Agreement or the Purchase Agreement; provided, further, that notwithstanding that no Termination Event is then continuing, if (x) a visit previously conducted during any calendar year produced audit results that (A) were not reasonably satisfactory to Buyer (or its assigns), (B) were incomplete as a result of the failure of Originator to furnish information reasonably requested by Buyer (or its assigns) or (C) otherwise indicated the existence of any circumstance reasonably warranting additional investigation or (y) Buyer (or its assigns) notifies Originator of the existence of any circumstance reasonably warranting additional investigation, then Originator shall permit one (1) additional visit during such calendar year hereunder or under the Transfer Agreement or the Purchase Agreement (for a total of two (2) such visits in the aggregate hereunder and under the Transfer Agreement and the Purchase Agreement during such calendar year). For the avoidance of doubt, the exercise of a visitation right hereunder shall count as an exercise of a visitation right for purposes of Section 4.1(d) of the Transfer Agreement or Section 7.1(d) of the Purchase Agreement. Information obtained during the course of an audit conducted pursuant to this Section 4.1(d) shall be subject to the provisions of Section 7.4.

(e) Keeping and Marking of Books and Records.

(i) Originator will maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate Records evidencing Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, Records and other information reasonably necessary or advisable for the collection of all Receivables (including, without limitation, Records adequate to permit the immediate identification of each new Receivable and all Collections of and adjustments to each existing Receivable). Originator will give Buyer (and its assigns) written notice of any material change in the administrative and operating procedures referred to in the previous sentence.

(ii) Originator will on or prior to the date hereof, mark its master data processing records and other books and records relating to the Receivables with a legend, acceptable to Buyer (and its assigns), describing Buyer’s ownership interests in such Receivables and further describing the interests of the Administrative Agent (on behalf of the Administrative Agent, the Managing Agents and the Purchasers) under the Purchase Agreement.

(f) Compliance with Contracts and Credit and Collection Policy. Originator will timely and fully (i) perform and comply with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Receivables, and (ii) comply in all respects with the Credit and Collection Policy in regard to each Receivable and the related Contract.

(g) Ownership. Originator will take all necessary action to (i) vest legal and equitable title to the Receivables, the Related Security and the Collections acquired under the Transfer Agreement (prior to giving effect to the sale and/or contribution thereof to Buyer hereunder) irrevocably in Originator, free and clear of any Adverse Claims (other than (a) Permitted Liens and (b) Adverse Claims in favor of Buyer and the Administrative Agent (on behalf of the Purchasers)), including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Originator’s interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Originator therein as Buyer (or its assigns) may reasonably request, and (ii) vest legal and equitable title to the Receivables, the Related Security and the Collections, irrevocably in Buyer, free and clear of any Adverse Claims (other than (a) Permitted Liens and (b) Adverse Claims in favor of Buyer and the Administrative Agent (on behalf of the Purchasers)), including, without limitation, the filing of all financing statements or other similar instruments or documents necessary under the UCC (or any comparable law) of all appropriate jurisdictions to perfect Buyer’s (and its assigns’) interest in such Receivables, Related Security and Collections and such other action to perfect, protect or more fully evidence the interest of Buyer (or its assigns) therein as Buyer (or its assigns) may reasonably request.

(h) Purchasers’ Reliance. Originator acknowledges that the Administrative Agent, the Managing Agents and the Purchasers are entering into the transactions contemplated by the Purchase Agreement and the other Transaction Documents in reliance upon Buyer’s identity as a legal entity that is separate from any other Person. Therefore, from and after the date of execution and delivery of this Agreement, Originator will take all reasonable steps, including, without limitation, all steps that Buyer (or its assigns) may from time to time reasonably request, to maintain Buyer’s identity as a separate legal entity and to make it manifest to third parties that Buyer is an entity with assets and liabilities distinct from those of each Related Entity and not just a division of any Related Entity. Without limiting the generality of the foregoing and in addition to the other covenants set forth herein, Originator will:

(i) not hold itself out to third parties as liable for the debts of Buyer nor purport to own the Receivables and other assets acquired by Buyer, and

(ii) take all other actions necessary on its part to ensure that Buyer is at all times in compliance with the covenants set forth in Section 7.1(i) of the Purchase Agreement.

(i) Collections. Originator will, and will cause Marathon Canada to, (1) direct all Obligors to remit Collections directly to a Lock-Box or Collection Account, (2) cause all proceeds from all Lock Boxes to be directly deposited by a Collection Bank into a Collection Account and (3) cause each LockBox and Collection Account to be subject at all times to a Collection Account Agreement that is in full force and effect. In the event any payments relating to Receivables are remitted directly to Originator or any Affiliate thereof, Originator will remit (or will cause all such payments to be remitted) directly to a Collection Bank and deposited into a Collection Account within two (2) Business Days following receipt thereof, and, at all times prior to such remittance, Originator will itself hold or, if applicable, will cause such payments to be held in trust for the exclusive benefit of Buyer and its assigns. Originator shall not grant the right to take dominion and control of any Lock-Box or Collection Account at a future time or upon the occurrence of a future event to any Person, except to Buyer (or its assigns) as contemplated by this Agreement and the Purchase Agreement. Originator shall take all steps necessary to ensure that the Administrative Agent (as Buyer’s assignee) has “control” (within the meaning of Section 9-104 of the UCC of all applicable jurisdictions) over each Collection Account and Lock-Box.

(j) Taxes. Originator will, and will cause each of its Subsidiaries to, pay its Tax liabilities and other governmental obligations which, if unpaid, would reasonably be expected to result in an Adverse Claim upon any property of Originator or such Subsidiary before the same shall become delinquent or in default, except to the extent that (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and Originator or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect. Originator will file all Tax returns and reports required by law to be filed by it and will promptly pay all Taxes and other governmental charges at any time owing.

(k) Accounting. Originator shall treat the transactions contemplated hereby as a sale and/or capital contribution, for all purposes, including, without limitation, accounting purposes, notwithstanding the fact that the consolidated financial statements of Marathon and Buyer shall be prepared in accordance with GAAP and, as a result of the consolidation required by GAAP, the transfers will be reflected as a financing by Marathon in its consolidated financial statements, and Originator agrees that (i) appropriate notations shall be made in any such consolidated financial statements (or in the accompanying notes) to indicate that Buyer is a separate legal entity from Marathon and its Affiliates (other than Buyer) and to indicate that the assets and credit of Buyer are not available to satisfy the debts and obligations of Marathon and its Affiliates (other than Buyer) and (ii) the assets of Buyer shall be listed separately on any balance sheet of Originator prepared on a standalone basis.

(l) Insurance. Originator will maintain in effect, or cause to be maintained in effect, at Originator’s own expense, such casualty and liability insurance as Originator shall deem appropriate in its good faith business judgment.

(m) Payment to Marathon Canada. With respect to any Receivable purchased by Originator from Marathon Canada, such sale shall be effected under, and in compliance with the terms of, the Transfer Agreement, including, without limitation, the terms relating to the amount and timing of payments to be made to Marathon Canada in respect of the purchase price for such Receivable.

(n) Performance and Enforcement of Transfer Agreement. Originator will, and will require Marathon Canada to, perform each of their respective obligations and undertakings under and pursuant to the Transfer Agreement, will acquire Receivables thereunder in compliance with the terms thereof and will enforce the rights and remedies accorded to MPC LP and to Buyer (by assignment from MPC LP hereunder) under the Transfer Agreement. Originator will take all actions to perfect and enforce its rights and interests (and the rights and interests of Buyer and the Administrative Agent, the Managing Agents and the Purchasers as assignees of Buyer) under the Transfer Agreement as Buyer or the Administrative Agent or any Managing Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Transfer Agreement.

SECTION 4.2 Negative Covenants of Originator. Until the Final Payout Date, Originator hereby covenants that:

(a) Name Change, Offices and Records. Originator will not make any change to its name (within the meaning of Sections 9-503 and 9-507(c) of any applicable enactment of the UCC), type or jurisdiction of organization, become a “new debtor” (as defined in Section 9-102(a)(56) of any applicable enactment of the UCC) with respect to a currently effective security agreement previously entered into by any other Person, change its “location” (within the meaning of Section 9-307 of any applicable enactment of the UCC) or change the location where the majority of its books and Records are maintained unless, at least forty-five (45) days prior to the effective date of any such name change, change in type or jurisdiction of organization, or change in location of its books and records, Originator notifies the Buyer and the Administrative Agent and (except with respect to a change of location of books and records) delivers to the Buyer and the Administrative Agent (i) such financing statements (Forms UCC-1 and UCC-3) as the Buyer or the Administrative Agent may reasonably request to reflect such name change or change in type or jurisdiction of organization, (ii) if the Buyer or the Administrative Agent shall so request, an opinion of counsel, in form and substance satisfactory to the Buyer and the Administrative Agent, as to Originator’s valid existence and good standing and the perfection and priority of the Buyer’s ownership or security interest in the Receivables, the Related Security and Collections, and (iii) such other documents and instruments as the Buyer or the

Administrative Agent may reasonably request in connection therewith, and has taken all other steps to ensure that the Buyer and the Administrative Agent, for the benefit of itself and the Purchasers, continues to have a first priority, perfected ownership or security interest in the Receivables, the Related Security related thereto and any Collections thereon.

(b) Change in Payment Instructions to Obligors. Except as may be required by the Administrative Agent pursuant to Section 8.2(b) of the Purchase Agreement, Originator will not add or terminate any bank as a Collection Bank, or make any change in the instructions to Obligors regarding payments to be made to any Lock-Box or Collection Account, unless Buyer (and its assigns) shall have received, at least ten (10) days before the proposed effective date therefor, (i) written notice of such addition, termination or change and (ii) with respect to the addition of a Collection Bank or a Collection Account or Lock-Box, an executed Collection Account Agreement with respect to the new Collection Account or Lock-Box; provided, however, that Originator may make changes in instructions to Obligors regarding payments without notice to Buyer (or its assigns) if such new instructions require such Obligor to make payments to another existing Collection Account or Lock-Box.

(c) Modifications to Contracts and Credit and Collection Policy. Originator will not make any change in or amendment to the Credit and Collection Policy that would be reasonably likely to adversely affect the collectibility of the Receivables or decrease the credit quality of any newly created Receivables, except such change or amendment as to which Buyer (and the Administrative Agent) have been notified and any necessary consents have been obtained in accordance with Section 4.1(a)(vii). Except as otherwise permitted in its capacity as Servicer pursuant to Section 8.2 of the Purchase Agreement, Originator will not extend, amend or otherwise modify the terms of any Receivable or any Contract related thereto other than in accordance with the Credit and Collection Policy.

(d) Sales, Liens. Originator will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, or create or suffer to exist any Adverse Claim (other than Permitted Liens) upon (including, without limitation, the filing of any financing statement) or with respect to, any Receivable, Related Security or Collections, or upon or with respect to any Contract under which any Receivable arises, or any Lock-Box or Collection Account, or assign any right to receive income with respect thereto (other than, in each case, the creation of the interests therein in favor of Buyer provided for herein and in favor of the Administrative Agent (on behalf of itself, the Managing Agents and the Purchasers) provided for in the Purchase Agreement), and Originator will defend the right, title and interest of Buyer (and the Administrative Agent (on behalf of itself, the Managing Agents and the Purchasers)) in, to and under any of the foregoing property, against all claims of third parties claiming through or under Originator. Originator will not create or suffer to exist any mortgage, pledge, security interest, encumbrance, lien, charge or other similar arrangement on any of its inventory or the financing or lease of which gives rise to any Receivable.

(e) Collections. Originator will not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Collection Account cash or cash proceeds other than Collections (except for amounts deposited in any Collection Account in error, so long as such amounts are removed from such Collection Account promptly upon the identification thereof). Except as provided under Section 4.1(i) or as may be directed by the Administrative Agent, Originator will not, at any time, deposit or otherwise credit, or cause or permit to be so deposited or credited, any Collections or proceeds thereof to any lockbox account or to any other account not covered by a Collection Account Agreement.

(f) Termination Date Determination. Originator will not designate the “Termination Date” (as defined in the Transfer Agreement), or send any written notice to Marathon Canada in respect thereof, without the prior written consent of Buyer, the Administrative Agent and the Required Managing Agents, except with respect to the occurrence of such Termination Date arising pursuant to Section 5.1(d) of the Transfer Agreement.

ARTICLE V

TERMINATION EVENTS

SECTION 5.1 Termination Events. The occurrence of any one or more of the following events shall constitute a “Termination Event”:

(a)     (i) Originator shall fail to make any payment or deposit required hereunder when due and such failure continues for three (3) Business Days; or

(ii) Originator shall fail to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i) of this paragraph (a) and paragraph (e)) and such failure shall continue for five (5) consecutive Business Days.

(b) Any representation or warranty made by the Originator in this Agreement, any other Transaction Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Transaction Document or any amendment or modification thereof or waiver thereunder shall prove to have been incorrect in any material respect when made or deemed made (except that the materiality standard in this clause (b) shall not apply to any such representation or warranty that is expressly qualified by a materiality standard or contains any carve-out or exception based on a Material Adverse Effect by its express terms).

(c) (i) Failure of Originator to make any payment in excess of $1,000,000 in the aggregate (whether of principal, interest or fees) in respect of any Indebtedness in an aggregate principal amount exceeding $100,000,000, when and as the same shall become due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or (ii) any event or condition occurs that results in any Indebtedness of Originator in an aggregate principal amount exceeding $100,000,000 becoming due prior to its scheduled maturity; provided, that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or is voluntarily prepaid in full.

(d) (i) Originator shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors; (ii) any involuntary proceeding shall be instituted by or against Originator seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or of a substantial part of its assets, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian, sequestrator, conservator or other similar official for it or any substantial part of its property, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered or deemed entered by such court; (iii) Originator shall (A) voluntarily commence any proceeding or file any petition seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, or of a substantial part of its assets, under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, (B) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in subclause (ii) of this clause (d), (C) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or other similar official for it or any substantial part of its property, or (D) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (iv) Originator shall take any limited liability company, limited partnership corporate action, as applicable, to authorize or for the purpose of effecting any of the actions set forth in clauses (i), (ii) or (iii) above in this subsection (d).

(e) (i) A Change of Control shall occur; (ii) Marathon shall cease to own, directly or indirectly, 100% of the equity interests of Buyer, MPC LP, Servicer (if Servicer is MPC LP or an Affiliate of Marathon) or Originator; or (iii) MPC LP shall cease to directly own 100% of the equity interests of Buyer.

(f) One or more final judgments for the payment of money in an amount in excess of $100,000,000, individually or in the aggregate, shall be entered against Originator on claims not covered by insurance or as to which the insurance carrier has denied its responsibility, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

(g) This Agreement or any other Transaction Document to which Originator is a party shall terminate in whole or in part (except in accordance with its terms or with the consent of the parties thereto and, other than with respect to a Letter of Credit or Letter of Credit Application, the Administrative Agent), or shall cease to be effective or to be the legally valid, binding and enforceable obligation of Originator, or Originator shall directly or indirectly contest in any manner such effectiveness, validity, binding nature or enforceability of this Agreement or any other such Transaction Document, or Buyer shall cease to have a valid and perfected first priority ownership or security interest in the Receivables, the Related Security and the Collections with respect thereto and the Collection Accounts, free and clear of any Adverse Claims (except for (a) any Adverse Claim created under this Agreement, under the Purchase Agreement or under the Transfer Agreement and (b) Permitted Liens).

SECTION 5.2 Remedies. Upon the occurrence and during the continuation of a Termination Event, Buyer may take any of the following actions: (i) declare the Termination Date to have occurred, whereupon the Termination Date shall forthwith occur, without demand, protest or further notice of any kind, all of which are hereby expressly waived by Originator; provided, however, that upon the occurrence of a Termination Event described in Section 5.1(d), the Termination Date shall automatically occur, without demand, protest or any notice of any kind, all of which are hereby expressly waived by Originator and (ii) to the fullest extent permitted by applicable law, declare that the Default Fee shall accrue with respect to any amounts then due and owing by Originator to Buyer. The aforementioned rights and remedies shall be without limitation and shall be in addition to all other rights and remedies of Buyer and its assigns otherwise available under any other provision of this Agreement or any other Transaction Document, by operation of law, at equity or otherwise, all of which are hereby expressly preserved, including, without limitation, all rights and remedies provided under the UCC in effect in any jurisdiction, all of which rights shall be cumulative.

ARTICLE VI

INDEMNIFICATION

SECTION 6.1 Indemnities by Originator. Without limiting any other rights that Buyer or its assigns may have hereunder or under applicable law, Originator hereby agrees to indemnify (and pay promptly after demand to) Buyer and its assigns and their respective assigns, successors, officers, directors, agents, employees and Affiliates (each an “Indemnified Party”) from and against any and all damages, losses, claims, taxes, liabilities, out-of-pocket costs, expenses and for all other amounts payable, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of this Agreement or the acquisition, either directly or indirectly, by Buyer of an interest in the Receivables, Contracts or Related Security, excluding, however in all of the foregoing instances:

(a) Indemnified Amounts to the extent a final judgment of a court of competent jurisdiction holds that such Indemnified Amounts resulted from gross negligence or willful misconduct on the part of the Indemnified Party seeking indemnification or material breach by such Indemnified Party of the express terms of the Transaction Documents;

(b) Indemnified Amounts to the extent the same includes losses in respect of Receivables that are uncollectible on account of the insolvency, bankruptcy or lack of creditworthiness of the related Obligor; or

(c) taxes imposed by the jurisdiction in which such Indemnified Party’s principal executive office is located, on or measured by the overall net income of such Indemnified Party to the extent that the computation of such taxes is consistent with the characterization for income tax purposes of the acquisition by the Administrative Agent, for the benefit of the Purchasers and the L/C Issuers, of interests in the Receivables as a loan or loans made by the Purchasers to the Buyer secured by the Receivables, the Related Security, the Collections and the Collection Accounts;

provided, however, that nothing contained in this sentence shall limit the liability of Originator or limit the recourse of the Indemnified Parties to Originator for amounts otherwise specifically provided to be paid by Originator under the terms of this Agreement or any other Transaction Document. Without limiting the generality of the foregoing indemnification, but subject to the exclusions set forth in clauses (a) through (c) above, Originator shall indemnify each Indemnified Party for Indemnified Amounts (including, without limitation, losses in respect of uncollectible Receivables, regardless of whether reimbursement therefor would constitute recourse to Originator) relating to or resulting from:

(i) any representation or warranty made by Originator (or any officers of Originator) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered by Originator pursuant hereto or thereto that shall have been false or incorrect when made or deemed made;

(ii) the failure by Originator, to comply with any applicable law, rule or regulation with respect to any Receivable or Contract related thereto, or the nonconformity of any Receivable or Contract included therein with any such applicable law, rule or regulation or any failure of Originator to keep or perform any of its obligations, express or implied, with respect to any Contract;

(iii) any failure of Originator to perform its duties, covenants or other obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(iv) any products liability, personal injury or damage suit, or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Contract or any Receivable;

(v) any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Receivable (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of the merchandise or service related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(vi) the commingling of Collections of Receivables at any time with other funds;

(vii) any investigation, litigation or proceeding related to or arising from this Agreement or any other Transaction Document, the transactions contemplated hereby or thereby, the use of the proceeds of any Purchase or any draw under a Letter of Credit, the ownership of the Receivables or any interest therein or any other investigation, litigation or proceeding relating to Originator in which any Indemnified Party becomes involved as a result of any of the transactions contemplated hereby or by any other Transaction Document;

(viii) any inability to litigate any claim against any Obligor in respect of any Receivable as a result of such Obligor being immune from civil and commercial law and suit on the grounds of sovereignty or otherwise from any legal action, suit or proceeding;

(ix) any Termination Event or Potential Termination Event described in Section 5.1(d);

(x) (i) any failure to vest and maintain vested in Buyer, or to transfer to Buyer, legal and equitable title to, and ownership of, any Receivable and the Related Security, Collection Accounts and the Collections with respect thereto, in each case, free and clear of any Adverse Claim (other than as created by the Transaction Documents), or any failure of Buyer to give reasonably equivalent value to Originator hereunder in consideration of the transfer by Originator of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action; or (ii) any failure of MPC LP to acquire and maintain legal and equitable title to, and ownership of any Receivable and the Related Security and Collections with respect thereto from Marathon Canada, free and clear of any Adverse Claim (other than as created hereunder), or any failure of MPC LP to give reasonably equivalent value to Marathon Canada under the Transfer Agreement in consideration of the transfer by Marathon Canada of any Receivable, or any attempt by any Person to void such transfer under statutory provisions or common law or equitable action;

(xi) the failure to have filed, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivable, the Related Security and Collections with respect thereto, and the proceeds of any thereof, whether at the time of any Purchase or at any subsequent time;

(xii) any action or omission (other than as expressly contemplated by this Agreement or any other Principal Transaction Document) by Originator which reduces or impairs the rights of Buyer (or any of its assigns) with respect to any Receivable or the value of any such Receivable;

(xiii) any attempt by any Person to void any Purchase hereunder under statutory provisions or common law or equitable action;

(xiv) the failure of any Receivable included in the calculation of the Net Receivables Balance as an Eligible Receivable to be an Eligible Receivable at the time so included; or

(xv) any Letter of Credit issued in connection herewith or the use of the proceeds thereof by the applicable beneficiary or any affiliate, agent, employee or assignee thereof. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH LIABILITIES AND COSTS ARE IN ANY WAY OR TO ANY EXTENT, IN WHOLE OR IN PART, CAUSED BY ANY NEGLIGENT ACT OR OMISSION OF ANY L/C ISSUER, ANY PURCHASER, THE ADMINISTRATIVE AGENT, ANY MANAGING AGENT OR THEIR RESPECTIVE AFFILIATES.

(d) Other Costs and Expenses. Originator shall pay to Buyer on demand all reasonable costs and out-of-pocket expenses in connection with the preparation, execution, delivery and administration of this Agreement, the transactions contemplated hereby and the other documents to be delivered hereunder, including, without limitation, reasonable fees of the rating agencies, reasonable fees and out-of-pocket expenses of legal counsel to the Administrative Agent, the Managing Agents, the L/C Issuers and the Purchasers with respect thereto and with respect to advising the Administrative Agent, each Managing Agent, each L/C Issuer and each Purchaser as to its respective rights and remedies hereunder and under the other Transaction Documents; provided, that in connection with the closing of the transactions contemplated hereby and the other Transaction Documents, Originator shall only be obligated to reimburse the costs and expenses of one primary law firm serving as external counsel to the Administrative Agent, the Managing Agents, the L/C Issuers and the Purchasers and such special local counsel as the Administrative Agent and the Managing Agents may deem necessary in connection therewith. Originator shall pay to the Administrative Agent, each Managing Agent, each L/C Issuer and each Purchaser on demand any and all costs and expenses of the Administrative Agent, the Managing Agents, the L/C Issuers and the Purchasers, if any, including reasonable counsel fees and expenses in connection with the enforcement of this Agreement, the other Transaction Documents and the other documents delivered hereunder and in connection with any restructuring or workout of this Agreement or such documents, or the administration of this Agreement following a Termination Event. Anything herein to the contrary notwithstanding, in no event shall Originator be required to reimburse the Buyer for the costs of collecting on Receivables purchased under this Agreement.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 Waivers and Amendments.

(a) No failure or delay on the part of Buyer (or its assigns) in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law. Any waiver of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.

(b) No provision of this Agreement may be amended, supplemented, modified or waived except in writing signed by Originator and Buyer and, to the extent required under the Purchase Agreement, the Managing Agents.

SECTION 7.2 Notices. All communications and notices provided for hereunder shall be in writing (including email, telecopy or electronic facsimile transmission or similar writing) and shall be given to the other parties hereto at their respective addresses or telecopy numbers set forth on Schedule B hereto or at such other address, facsimile or telecopy number or email address as such Person may hereafter specify for the purpose of notice to each of the other parties hereto. Each such notice or other communication shall be effective (i) if given by telecopy or electronic mail, upon the receipt thereof, (ii) if given by mail, three (3) Business Days after the time such communication is deposited in the mail with first class postage prepaid or (iii) if given by any other means, when received at the address specified in this Section 7.2.

SECTION 7.3 Protection of Ownership Interests of Buyer.

(a) Originator agrees that from time to time, at its expense, it shall promptly execute and deliver all instruments and documents, and take all actions, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or more fully evidence the interest of Buyer hereunder and the interests of the Administrative Agent, the Managing Agents and the Purchasers, or to enable Buyer (or its assigns) to exercise and enforce their rights and remedies hereunder. Without limiting the foregoing, Originator shall, upon the request of Buyer (or its assigns), file such financing or continuation statements, or amendments thereto or assignments thereof, and execute and file such other instruments and documents, that may be necessary or desirable, or that Buyer (or its assigns) may reasonably request, to perfect, protect or evidence such interests. At any time after the occurrence of the Amortization Date, Buyer (or its assigns) may or shall, at the written direction of the Required Managing Agents, direct Originator to notify the Obligors of Receivables of the ownership interests of Buyer under this Agreement and may also direct that payments of all amounts due or that become due under any or all Receivables be made directly to Buyer or its designee.

(b) If Originator fails to perform any of its obligations hereunder, Buyer (or its assigns) may (but shall not be required to) perform, or cause performance of, such obligations, and Buyer’s (or such assigns’) costs and expenses incurred in connection therewith shall be payable by Originator as provided in Section 6.1(d). Originator irrevocably authorizes Buyer (and its assigns) at any time and from time to time in the sole and absolute discretion of Buyer (or its assigns), and appoints Buyer (and its assigns) as its attorney-in-fact, to act on behalf of Originator (i) to authorize and/or execute on behalf of Originator as debtor and to file financing or continuation statements necessary or desirable in Buyer’s (or its assigns’) sole and absolute discretion to perfect and to maintain the perfection and priority of the interest of Buyer in the Receivables, the Related Security and the Collections and (ii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Receivables, the Related Security and the Collections as a financing statement in such offices as Buyer (or its assigns) in its sole and absolute discretion deems necessary or desirable to perfect and to maintain the perfection and priority of Buyer’s interests in the Receivables, the Related Security and the Collections. This appointment is coupled with an interest and is irrevocable. The Buyer agrees that it (and its assigns) shall not exercise the rights under the foregoing appointment except after the occurrence and during the continuance of an Amortization Event.

SECTION 7.4 Confidentiality.

(a) Buyer agrees (and any assignee of Buyer shall agree, by accepting any such assignment, to comply with this Section) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to any Administrative Agent, Managing Agent, L/C Issuer or Purchaser and to its and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) upon the request or demand of any regulatory authority having jurisdiction over such Buyer, Administrative Agent, Managing Agent, L/C Issuer or Purchaser, as applicable, or its Affiliates (in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, (i) promptly notify Originator in advance of such disclosure, to the extent permitted by law, and (ii) so furnish only that portion of such information which the applicable Person is legally required to disclose), (c) to the extent required by any legal, judicial, administrative proceeding or other process or otherwise as required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Buyer, Administrative Agent, Managing Agent, L/C Issuer or Purchaser, as applicable, shall (i)

promptly notify Originator in advance of such disclosure, to the extent permitted by law, and (ii) so furnish only that portion of such information which the applicable Person is legally required to disclose), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions no less restrictive than those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under the Purchase Agreement, (g) to the rating agencies, any commercial paper dealer, providers of credit enhancement or liquidity to any Conduit Purchaser and any equity investor in any Conduit Purchasers, (h) to a nationally recognized statistical rating organization in compliance with Rule 17g-5 under the Exchange Act (or to any other rating agency in compliance with any similar rule or regulation in any relevant jurisdiction), (i) with the consent of Originator, or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Managing Agent, any L/C Issuer or any Purchaser on a nonconfidential basis from a source other than Originator or one of its Affiliates; provided, that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to Originator or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (f) above. For the purposes of this Section, “Information” means all information received from Marathon or any of its Subsidiaries relating to Marathon or any of its Affiliates (including, without limitation, MOC, to the extent MOC is an Affiliate of Marathon) or their business, other than any such information that is available to the Administrative Agent, any Managing Agent, any L/C Issuer or any Purchaser on a nonconfidential basis prior to disclosure by Marathon or any of its Affiliates. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b) Each of Originator and Buyer (and each Managing Agent and each Purchaser) shall maintain and shall cause each of its directors, officers, employees and agents to maintain the confidentiality of this Agreement and the other Transaction Documents and the other confidential or proprietary information with respect to the Administrative Agent, each Managing Agent, each L/C Issuer and each Purchaser and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that Originator, Buyer, such Managing Agent, such L/C Issuer and such Purchaser and its officers and employees may disclose such information to Originator’s, Buyer’s, such Managing Agent’s, such L/C Issuer’s and such Purchaser’s external accountants and attorneys and as required by any applicable law or order of any judicial or administrative proceeding, and each Purchaser may disclose such information in accordance with the provisions of this Section. Anything herein to the contrary notwithstanding, each of Originator, Buyer, each Purchaser, each Managing Agent, each L/C Issuer, the Administrative Agent, each Indemnified Party and any successor or assign of any of the foregoing (and each employee, representative or other agent of any of the foregoing) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are or have been provided to any of the foregoing relating to such tax treatment or tax structure, and it is hereby confirmed that each of the foregoing have been so authorized since the commencement of discussions regarding the transactions.

SECTION 7.5 Bankruptcy Petition.

(a) Originator and Buyer each hereby covenants and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any Conduit Purchaser or, if applicable, any Related CP Issuer, it will not institute against, or join any other Person in instituting against, any Conduit Purchaser or any Related CP Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

(b) Originator hereby covenants and agrees that, prior to the date that is one year and one day after the Final Payout Date, it shall not institute against Buyer, or join any other Person in instituting against Buyer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.

SECTION 7.6 Limitation of Liability. No claim may be made by Originator or its Affiliates, directors, officers, employees, attorneys or agents against the Administrative Agent or any Managing Agent, any Purchaser, any L/C Issuer, any Funding Sources or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and Originator hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

SECTION 7.7 CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).

SECTION 7.8 CONSENT TO JURISDICTION. (a) ORIGINATOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A

FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT BUYER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ORIGINATOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(b) ORIGINATOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY COURT REFERRED TO IN PARAGRAPH (a) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(c) EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.2. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 7.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY DOCUMENT EXECUTED BY ORIGINATOR PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

SECTION 7.10 Integration; Binding Effect; Survival of Terms.

(a) This Agreement and the Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including any trustee in bankruptcy). Originator may not assign any of its rights and obligations hereunder or any interest herein without the prior written consent of Buyer and the Managing Agents. Buyer may assign at any time its rights and obligations hereunder and interests herein to any other Person without the consent of Originator. Without limiting the foregoing, Originator acknowledges that Buyer, pursuant to the Purchase Agreement, may assign as collateral security to the Administrative Agent, for the benefit of the Purchasers, its rights, remedies, powers and privileges (but none of its obligations) hereunder and that the Administrative Agent may further assign such rights, remedies, powers and privileges to the extent permitted in the Purchase Agreement. Originator agrees that the Administrative Agent, as the collateral assignee of Buyer, shall, subject to the terms of the Purchase Agreement, have the right to enforce this Agreement and to exercise directly all of Buyer’s rights and remedies under this Agreement (including, without limitation, the right to give or withhold any consents or approvals of Buyer to be given or withheld hereunder) and Originator agrees to cooperate fully with the Administrative Agent in the exercise of such rights and remedies. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Originator pursuant to Article II; (ii) the indemnification and payment provisions of Article VI; and (iii) Sections 7.4, 7.5 and 7.6 shall be continuing and shall survive any termination of this Agreement.

(c) Counterparts; Severability; Section References. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or electronic mail in .pdf format shall be effective as delivery of a manually executed counterpart of this Agreement. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule” or “Exhibit” shall mean articles and sections of, and schedules and exhibits to, this Agreement.

SECTION 7.11 Subordination. Originator shall have the right to receive, and Buyer shall make, any and all payments relating to any indebtedness, obligation or claim Originator may from time to time hold or otherwise have against Buyer or any assets or properties of Buyer, whether arising hereunder or otherwise existing, provided that, after giving effect to any such payment, the aggregate Outstanding Balance of Receivables owned by Buyer at such time exceeds the sum of the Aggregate Unpaids under the Purchase Agreement. Originator hereby agrees that at any time during which the condition set forth in the proviso of the immediately preceding sentence shall not be satisfied, Originator shall be subordinate in right of payment to the prior payment of any indebtedness or obligation of Buyer owing to the Administrative Agent, any Managing Agent, any L/C Issuer or any Purchaser under the Purchase Agreement.

SECTION 7.12 Amendment and Restatement. This Agreement amends, restates and supersedes in its entirety the Amended and Restated RSA and shall not constitute a novation thereof. It is the intent of each of the parties hereto that all references to the Amended and Restated RSA in any Transaction Document to which such party is a party and which becomes or remains effective on or after the date hereof shall be deemed to mean and be references to this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date hereof.

MPC TRADE RECEIVABLES COMPANY LLC, as Buyer

By:	/s/ Timothy T. Griffith
Name:	Timothy T. Griffith
Title:	Vice President

MARATHON PETROLEUM COMPANY LP, as Originator

By:	MPC INVESTMENT LLC, its general partner

By:	/s/ Timothy T. Griffith
Name:	Timothy T. Griffith
Title:	Vice President of Finance and Treasurer

Signature Page to Second Amended and Restated Receivables Sale Agreement

Exhibit I

Definitions

As used in this Agreement and the Exhibits, Schedules and Annexes thereto, capitalized terms have the meanings set forth in this Exhibit I (such meanings to be equally applicable to the singular and plural forms thereof). If a capitalized term is used in this Agreement, or any Exhibit, Schedule or Annex thereto, and not otherwise defined therein or in this Exhibit I, such term shall have the meaning assigned thereto in the Purchase Agreement.

“Administrative Agent” has the meaning set forth in the Preliminary Statements hereto.

“Agreement” means this Second Amended and Restated Receivables Sale Agreement, dated as of December 18, 2011, by and between Originator and Buyer, as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Amended and Restated RSA” has the meaning set forth in the Preliminary Statements hereto.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Calculation Period” means each calendar month or portion thereof which elapses during the term of this Agreement. The first Calculation Period shall commence on the date of the initial Purchase of Receivables hereunder and the final Calculation Period shall terminate on the Termination Date.

“Collections” means, with respect to any Receivable, all cash collections and other cash proceeds in respect of such Receivable, including, without limitation, all yield, principal, Finance Charges, recoveries or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable and any Originator Deemed Collections.

“Default Fee” means a per annum rate of interest equal to the sum of (i) the Prime Rate, plus (ii) 2% per annum.

“Discount Factor” means a percentage calculated to provide Buyer with a reasonable return on its investment in the Receivables after taking account of (i) the time value of money based upon the anticipated dates of collection of the Receivables and the cost to Buyer of financing its investment in the Receivables during such period and (ii) the risk of nonpayment by the Obligors. Originator and Buyer may agree from time to time to change the Discount Factor based on changes in one or more of the items affecting the calculation thereof, provided that any change to the Discount Factor shall take effect as of the commencement of a Calculation Period, shall apply only prospectively and shall not affect the Purchase Price payment made prior to the Calculation Period during which Originator and Buyer agree to make such change.

“Facility Termination Date” means the “Amortization Date” as defined in the Purchase Agreement.

“Indemnified Amounts” has the meaning set forth in Section 6.1 of this Agreement.

“Indemnified Party” has the meaning set forth in Section 6.1 of this Agreement.

“Information” has the meaning set forth in Section 7.4(a) of this Agreement.

“Initial Cutoff Date” has the meaning set forth in Section 1.1(a) of this Agreement.

“Marathon Canada” has the meaning set forth in the Preliminary Statements hereto.

“MPC LP” has the meaning set forth in the preamble hereto.

“Net Worth” means as of the date of any Purchase, the remainder, if any, of (a) the Buyer’s total assets at such time (including any assets to be acquired on such date), minus (b) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Original RSA” has the meaning set forth in the Preliminary Statements hereto.

“Originator” has the meaning set forth in the preamble hereto.

“Originator Deemed Collections” means the aggregate of all amounts Originator shall have been deemed to have received as a Collection of a Receivable. Originator shall be deemed to have received a Collection (i) if at any time the Outstanding Balance of any such Receivable is either (x) reduced as a result of any defective or rejected goods or services, any discount or any adjustment or otherwise by Originator (other than cash Collections on account of the Receivables) or (y) reduced or canceled as a result of a setoff in respect of any claim by any Person (whether such claim arises out of the same or a related transaction or an unrelated transaction), such Originator Deemed Collection being equal to the amount of such reduction, discount or other adjustment, (ii) if any of the representations or warranties in clauses (i), (j), (q), (r), (s), (t), (u) and (z) of Section 2.1 hereof are not true with respect to any Receivable on the date of its purchase or contribution hereunder, in an amount equal to the Outstanding Balance of such Receivable or (iii) any such Receivable is subject to an insurance claim pursuant to Section 1.7 hereof, in each case in an amount equal to the Outstanding Balance of such Receivable.

“Potential Termination Event” means an event which, with the passage of time or the giving of notice, or both, would constitute a Termination Event.

“Purchase” means each purchase pursuant to Section 1.1 of this Agreement by Buyer from Originator of the Receivables and the Related Security and Collections related thereto, together with all related rights in connection therewith.

“Purchase Agreement” has the meaning set forth in the Preliminary Statements hereto.

“Purchase Price” means, with respect to each Purchase, the aggregate price to be paid by Buyer to Originator for such Purchase in accordance with Section 1.2 of this Agreement for the Receivables, Collections and Related Security being sold by Originator to Buyer, which price shall equal on any date (i) the product of (x) the Outstanding Balance of such Receivables on such date, multiplied by (y) one minus the Discount Factor in effect on such date, minus (ii) any Purchase Price Credits to be credited against the Purchase Price otherwise payable in accordance with Section 1.3 of this Agreement.

“Purchase Price Credit” has the meaning set forth in Section 1.3 of this Agreement.

“Receivable” means, all indebtedness and other obligations, other than Excluded Receivables, owed to Originator (at the time it arises or, in the case of indebtedness and other obligations acquired under the Transfer Agreement, at the time of acquisition thereof by Originator, and, in each case, before giving effect to any transfer or conveyance under this Agreement) or in which Originator (at the time it arises or, in the case of indebtedness and other obligations acquired under the Transfer Agreement, at the time of acquisition thereof by Originator, and, in each case, before giving effect to any transfer or conveyance under this Agreement) has a security interest or other interest, including, without limitation, any indebtedness, obligation or interest constituting an account, chattel paper, instrument or general intangible, arising in connection with the sale of crude oil, condensate or refined petroleum products or the rendering of services in connection therewith by Originator or Marathon Canada, as applicable, and further includes, without limitation, the obligation to pay any Finance Charges with respect thereto. Indebtedness and other rights and obligations arising from any one transaction, including, without limitation, indebtedness and other rights and obligations represented by an individual invoice, shall constitute a Receivable separate from a Receivable consisting of the indebtedness and other rights and obligations arising from any other transaction; provided, that any indebtedness, rights or obligations referred to in the immediately preceding sentence shall be a Receivable regardless of whether the account debtor, Marathon Canada or Originator treats such indebtedness, rights or obligations as a separate payment obligation.

“Related Security” means, with respect to any Receivable:

(i) all of Originator’s interest in the inventory and goods (including returned or repossessed inventory or goods), if any, the sale, financing or lease of which by Originator gave rise to such Receivable, and all insurance contracts with respect thereto,

(ii) all other security interests or liens and property subject thereto from time to time, if any, purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all financing statements and security agreements describing any collateral securing such Receivable,

(iii) all guaranties, letters of credit, letter of credit rights, “supporting obligations” (within the meaning of Section 9-102(a) of the UCC of all applicable jurisdictions), insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise,

(iv) all service contracts and other contracts and agreements associated with such Receivable,

(v) all Records related to such Receivable,

(vi) all of Originator’s right, title and interest in and to each Lock-Box and each Collection Account and any and all agreements related thereto,

(vii) all of Originator’s rights, remedies, powers and privileges (but none of its obligations) under the Transfer Agreement in respect of such Receivable, including, without limitation, any security interests granted thereunder, and

(viii) all proceeds of any of the foregoing.

“Required Capital Amount” means, as of any date of determination, an amount equal to the product of 3% and the Net Receivables Balance on such date.

“Settlement Date” means, with respect to each Calculation Period, the date that two (2) Business Days after a Monthly Report is due.

“Subordinated Loan” means a subordinated revolving loan advanced by Originator to Buyer and evidenced by, and payable in accordance with the terms and provisions of, the Subordinated Note.

“Subordinated Note” means the promissory note in substantially the form of Exhibit II as more fully described in Section 1.2, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Termination Date” means the earliest to occur of (i) the Facility Termination Date, (ii) the Business Day immediately prior to the occurrence of a Termination Event set forth in Section 5.1(d), (iii) the Business Day specified in a written notice from Buyer to Originator following the occurrence of any other Termination Event, (iv) the date which is five (5) Business Days after Buyer’s receipt of written notice from Originator that it wishes to terminate the facility evidenced by this Agreement and (v) the “Termination Date” under and as defined in the Transfer Agreement.

“Termination Event” has the meaning set forth in Section 5.1 of this Agreement.

“Transaction Documents” means, collectively, this Agreement, the Transfer Agreement, each Letter of Credit, each Letter of Credit Application, the Subordinated Note, each Collection Account Agreement and all other instruments, documents and agreements executed and delivered in connection herewith.

“Transfer Agreement” has the meaning set forth in the Preliminary Statements hereto.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York, and not specifically defined herein, are used herein as defined in such Article 9.

Exhibit II

Form of Subordinated Note

SUBORDINATED NOTE

December 18, 2013

1. Note. FOR VALUE RECEIVED, the undersigned, MPC Trade Receivables Company LLC, a Delaware limited liability company (“SPV”), hereby unconditionally promises to pay to the order of Marathon Petroleum Company LP, a Delaware limited partnership (“MPC LP” or “Originator”), in lawful money of the United States of America and in immediately available funds, on the first date which follows the Termination Date that is one year and one day after the date on which (i) the Outstanding Balance of all Receivables sold under the “Sale Agreement” referred to below has been reduced to zero and (ii) Originator has paid to Buyer all indemnities, adjustments and other amounts which may be owed thereunder in connection with any Purchase (the “Collection Date”), the aggregate unpaid principal sum outstanding of all “Subordinated Loans” made from time to time by Originator to SPV pursuant to and in accordance with the terms of that certain Second Amended and Restated Receivables Sale Agreement dated as of December 18, 2013, by and between Originator and SPV (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”). Reference to the Sale Agreement, including, without limitation, Section 1.2 thereof, is hereby made for a statement of the terms and conditions under which the loans evidenced hereby have been and will be made. All terms which are capitalized and used herein and which are not otherwise specifically defined herein shall have the meanings ascribed to such terms in the Sale Agreement.

2. Interest. SPV further promises to pay interest on the outstanding unpaid principal amount hereof from the date hereof until payment in full hereof at a rate equal to the Note Rate (as hereinafter defined); provided, however, that if SPV shall default in the payment of any principal hereof, SPV promises to pay, on demand, interest at a rate equal to the sum of the Note Rate plus 2.00% per annum on any such unpaid amounts, from the date such payment is due to the date of actual payment. Interest shall be payable on the first Business Day of each month in arrears; provided, however, that SPV may elect on the date any interest payment is due hereunder to defer such payment and upon such election the amount of interest due but unpaid on such date shall constitute principal under this Subordinated Note. The outstanding principal of any loan made under this Subordinated Note shall be due and payable on the Collection Date and may be repaid or prepaid at any time without premium or penalty. As used herein, “Note Rate” means, with respect to any interest due hereunder for any calendar month, the London Interbank Offered Rate (LIBOR Rate) for dollar deposits with a one (1) month term, as published by Bloomberg or if not so published by Bloomberg, then such rate as published by the Financial Times of London on the first Business Day of such calendar month, plus 2.25% or such other rate as Originator and SPV may agree, as approved in writing by the Administrative Agent, from time to time. Interest shall be calculated on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

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3. Principal Payments. Originator is authorized and directed by SPV to enter on the grid attached hereto, or, at its option, in its books and records, the date and amount of each loan made by it which is evidenced by this Subordinated Note and the amount of each payment of principal made by SPV, and absent manifest error, such entries shall constitute prima facie evidence of the accuracy of the information so entered; provided that neither the failure of Originator to make any such entry or any error therein shall expand, limit or affect the obligations of SPY hereunder.

4. Subordination. The indebtedness evidenced by this Subordinated Note is subordinated to the prior payment in full of all of Aggregate Unpaids under (and as defined in) that certain Receivables Purchase Agreement dated as of December [•], 2013, by and among SPV, MPC LP, as Servicer, the entities from time to time party thereto as Conduit Purchasers, the entities from time to time party thereto as Committed Purchasers, the entities from time to time party thereto as Managing Agents and The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, as Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, the Administrative Agent and the Purchasers and/or any of their respective permitted assignees (collectively, the “Senior Claimants”) under the Purchase Agreement. Until the date on which all “Capital” outstanding under the Purchase Agreement has been repaid in full and all other obligations of SPV and/or the Servicer thereunder and under the “Fee Letter” referenced therein, including, without limitation, the Aggregate Unpaids (all such obligations, collectively, the “Senior Claim”) have been indefeasibly paid and satisfied in full, Originator shall not exercise any remedy under this Subordinated Note or take any action or proceeding to enforce the same and shall not demand, accelerate, sue for, take, receive or accept from SPV, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment or security of all or any of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same; provided, however, that (i) Originator hereby agrees that it will not institute against SPV any proceeding of the type described in Section 5.1(d) of the Sale Agreement unless and until the Collection Date has occurred and (ii) nothing in this paragraph shall restrict SPV from paying, or Originator from requesting, any payments under this Subordinated Note so long as SPV is not required under the Purchase Agreement to set aside for the benefit of, or otherwise pay over to, the funds used for such payments to any of the Senior Claimants and further provided that the making of such payment would not otherwise violate the terms and provisions of the Purchase Agreement. Should any payment, distribution or security or proceeds thereof be received by Originator in violation of the immediately preceding sentence, Originator agrees that such payment shall be segregated, received and held in trust for the benefit of, and deemed to be the property of, and shall be immediately paid over and delivered to the Administrative Agent for the benefit of the Senior Claimants.

5. Bankruptcy; Insolvency. Upon the occurrence of any proceeding of the type described in Section 5.1(d) of the Sale Agreement involving SPV as debtor, then and in any such event the Senior Claimants shall receive payment in full of all amounts due or to become due on or in respect of Capital and the Senior Claim (including “CP Costs” and “Yield” as defined and as accruing under the Purchase Agreement after the commencement of any such proceeding, whether or not any or all of such CP Costs or Yield is an allowable claim in any such

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proceeding) before Originator is entitled to receive payment on account of this Subordinated Note, and to that end, any payment or distribution of assets of SPV of any kind or character, whether in cash, securities or other property, in any applicable insolvency proceeding, which would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the Person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Claim until such Senior Claim shall have been paid in full and satisfied.

6. Amendments. This Subordinated Note shall not be amended or modified except in accordance with Section 7.1 of the Sale Agreement. The terms of this Subordinated Note may not be amended or otherwise modified without the prior written consent of the Administrative Agent for the benefit of the Purchasers.

7. GOVERNING LAW. THIS SUBORDINATED NOTE AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUBORDINATED NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), BUT IF ANY PROVISION OF THIS SUBORDINATED NOTE SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS SUBORDINATED NOTE.

8. Waivers. All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor. Originator additionally expressly waives all notice of the acceptance by any Senior Claimant of the subordination and other provisions of this Subordinated Note and expressly waives reliance by any Senior Claimant upon the subordination and other provisions herein provided.

9. Assignment. This Subordinated Note may not be assigned, pledged or otherwise transferred to any party other than Originator without the prior written consent of the Administrative Agent, and any such attempted transfer shall be void.

[SIGNATURE PAGE FOLLOWS]

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MPC TRADE RECEIVABLES COMPANY LLC

By:
Name:
Title:

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Schedule

to

SUBORDINATED NOTE

SUBORDINATED LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

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Schedule A-I

List of Documents to be Delivered to Buyer Prior to the Initial Purchase

(see Schedule B to the Purchase Agreement)

Schedule A-II

List of Documents to be Delivered to Buyer Prior to the Amendment and Restatement

(see Schedule B to the Purchase Agreement)

Schedule B

Notice Addresses

Originator:

Marathon Petroleum Company LP

539 South Main Street

Findlay, Ohio 45840

Attention: Peter Gilgen

Fax: (419) 421-3997

Email: PGilgen@MarathonPetroleum.com

Buyer:

MPC Trade Receivables LLC

539 South Main Street, Suite 1091-M

Findlay, Ohio 45840

Attention: Peter Gilgen

Fax: (419) 421-3997

Phone: (855) 623-9009

Email: PGilgen@MarathonPetroleum.com

Schedule C

Places of Business; Location(s) of Records; Federal Employer Identification Number

Places of Business/Chief Executive Offices Within Past Year:	539 S. Main Street Findlay, Ohio 45840

Record Locations:	539 S. Main Street Findlay, Ohio 45840

Prior Names Within Past Year:	None.

Changes in Organizational Structure Within Past Year:	None.

Changes in Jurisdiction of Organization Within Past Year:	None.

Currently-Effective Security Agreements to which Originator has become a “New Debtor” Within Past Year:	None.

Schedule D

Lock-Boxes; Collection Accounts; Collection Banks

Name of Collection Bank	Address of Collection Bank	Account Numbers of Accounts (Type of Account)	PO Box Numbers of Lock-Boxes

PNC Bank, National Association	155 East Broad Street Columbus, OH 43215	(Electronic Deposits)	N/A

Bank of America, N.A.	90 I Main Street 7th Floor Dallas, TX 75202	(ACH Depository & Lockbox) (AIR Lockbox- Checks)

Fifth Third Bank	38 Fountain Square Plaza Cincinnati, OH 45202	(Local Lockbox- Findlay)

JPMorgan Chase Bank, N.A.	1 Chase Manhattan Plaza New York, NY I 0005	(Electronic Deposits)	N/A

JPMorgan Chase Bank, N.A.	200 Bay Street Royal Bank Plaza South Tower, Suite 1300 Toronto, Ontario CA	(Electronic Deposits)	N/A